CONTACT:

Dee Ann Johnson
Vice President Controller and Treasurer
(412) 456-4410
dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE
PITTSBURGH, PA
October 27, 2009

Ampco-Pittsburgh Quarterly Earnings.

Ampco-Pittsburgh Corporation (NYSE: AP) announced sales for the three and nine months ended September 30, 2009 of $71,961,000 and $232,695,000, respectively, against $105,906,000 and $306,425,000 for the three and nine months ended September 30, 2008. Net income approximated $8,715,000 or $0.85 per share and $23,827,000 or $2.34 per share for the quarter and year-to-date 2009. Net income for the same periods of 2008 was $11,974,000 or $1.18 per share and $33,726,000 or $3.31 per share. Income from operations equaled $12,713,000 and $39,009,000 for the three and nine months ended September 30, 2009, respectively, compared to $16,563,000 and $50,134,000 for the same periods in 2008.

In contrast to 2008, sales for the quarter and year to date for the Forged and Cast Rolls segment are reflective of a reduction in consumption of rolling mill rolls by the steel and aluminum industries throughout the world. As a result of the global retrenchment, the backlog of orders is still subject to rescheduling to meet the changing production levels of customers. The impact on earnings of reduced sales was partially offset by lower material and operating costs. Operating results for the pump and coil businesses have improved from the comparable prior year periods due to a more favorable product mix and lower costs while operating income for the air handling business remains impacted by the economy.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Corporation's Annual Report on Form 10-K as well as the Corporation's other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION
FINANCIAL SUMMARY.

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2009	2008	2009	2008

Sales	$71,961,000	$105,906,000	$232,695,000	$306,425,000

Income from operations	12,713,000	16,563,000	39,009,000	50,134,000
Other income (expense) – net	1,378,000	868,000	(935,000)	620,000

Income before income taxes	14,091,000	17,431,000	38,074,000	50,754,000
Income tax expense	5,376,000	5,457,000	14,247,000	17,028,000

Net income	$8,715,000	$11,974,000	$23,827,000	$33,726,000

Earnings per common share:
Basic	$0.85	$1. 18	$2.34	$3.31
Diluted	$0.85	$1. 18	$2.34	$3.31

Weighted-average number of
common shares outstanding:
Basic	10,204,997	10,177,497	10,189,008	10,177,497
Diluted	10,205,633	10,179,735	10,193,350	10,179,769